Exhibit 10.12

Greylock Partners, LLC

August 6, 2014

Overseas Shipholding Group, Inc.

1301 Avenue of the Americas, 42nd Floor

New York, New York 10017

Introduction

Overseas Shipholding Group, Inc. hereby retains Greylock Partners, LLC (“Greylock Partners”) to provide certain consulting services for OSG, and its affiliates (collectively, the “OSG”) effective as of the date of execution hereof. Greylock Partners will provide Services (as defined herein) to OSG as set forth below. This letter of engagement (the “Engagement”) and the related Standard Terms and Conditions together constitute the engagement contract and supersedes any prior agreement (the “Engagement Contract”) pursuant to which the Services will be provided.

Scope of Services

Greylock Partners shall provide the scope of work described in Exhibit A hereto. In addition, Greylock Partners will provide the services to support the OSG’s preparation of financial information, data, analysis as needed to support OGS’s information and reporting needs which shall solely be the responsibility of OSG.

Finally, Greylock Partners shall provide support services as needed by John Ray for the Office of the Chairman to the extent not provided by OSG personnel. Time spent by John Ray in his position as Chairman of OSG shall not be charged to OSG, except that John Ray will receive compensation in his capacity as a Director according to the terms approved by the Board of Directors.

Engagement Staffing

We have structured the following engagement team for the performance of the Engagement Contract:

John Ray will participate as the Senior Managing Director, working closely with the management team and Greylock staff members to ensure we are delivering on your expectations and on our commitments to you.

Kathryn Schultea will participate as the Managing Director, maintaining overall responsibility for the daily efforts of Engagement on behalf of Greylock Partners LLC.

Mary Cilia and Raj Perubhatla will participate as Managing Directors coordinating daily management of the identified Scope of Services and related deliverables.

Subject matter experts will provide support as required during the course of this Engagement.

Fees

Greylock Partners shall bill according to the rates set forth below. Greylock Partners will assign the work to its personnel according to the subject matter and skill set required. Consultants may be added or substituted from time to time as necessary to complete the work. The hourly rate may be revised periodically. Greylock Partners shall provide prompt notice of all such rate revisions.

Per Hour
Senior Managing Director	$850 - $900
Managing Director	$750 - $800
Senior Director	$700 - $750
Director	$500 - $700
Associate	$400 - $500

In addition to the fees outlined above, Greylock Partners will bill for reasonable expenses that are incurred on your behalf during this Engagement, including, but not limited to airfare, meals, hotel accommodations, telephone, duplicating and printing and other reasonable and necessary charges. On a bi-monthly basis commencing August 16, 2014, Greylock Partners shall provide the Company, with a copy to the Chairman of the Audit Committee, with an estimate of the approximate work of hours estimated for each category of Services described in Exhibit A. At the time of delivery of each billing, commencing with the billing period starting August 16, 2014, Greylock Partners shall compare the actual charges to the estimated charges and to the extent the aggregate charges exceed the estimated billing by more than 10%, Greylock Partners will explain any material variance with the submission of the billing.

Terms and Conditions

The attached Standard Terms and Conditions set forth the duties of each party with respect to the Services. Further, this letter and the Standard Terms and Conditions attached comprise the entire Engagement Contract for the provision of the Services to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and shall supersede all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.

Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of this Engagement Contract by signing both the confirmation below and the attached Standard Terms and Conditions and returning a copy of each to us at the above address.

If you have any questions regarding this letter or the attached Standard Terms and Conditions, please do not hesitate to contact John Ray.

GREYLOCK PARTNERS, LLC		OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ John J. Ray III	By:	/s/ Ian T. Blackley

John J. Ray III
Sr. Managing Director

EXHIBIT ‘A’

CLAIMS DISTRIBUTIONS

Initial Distribution

•	Effective Date distributions to seven main creditors (IRS, CEXIM, DSF, Revolver, 3 Notes)
•	Distributions by Wire within 10 days of Effective Date (Claims Traders, Derivatives and Charter rejection Claims)
•	Distributions utilizing internal payables systems within 10 days of Effective Date for all other creditors with allowed claims
•	Employee distributions utilizing existing OSG payroll system and ADP within 10 days of the Effective Date
•	Produce transmittal letters and reconciliations to accompany all distributions
•	Coordinate remittance of all withholding taxes
•	Produce reporting and coordinate with Company to reflect all distributions in the books and records and reconcile to the claims distributions database

Distribution Tracking and Reconciliation

•	Track all distributions in claims distributions database and provide reporting to management, BOD, accounting, tax, etc., as necessary
•	Reconcile distribution account on a monthly basis
•	Record distributions returned undeliverable and not negotiated within 90 days
•	Investigate voided distributions to obtain information required to re-distribute (i.e. updated address, corrected wire instructions, etc.)
•	Maintain address updates for purposes of annual tax reporting

Subsequent Distributions

•	Periodic distributions to claims reserved for in the Disputed Claims Reserve (“DCR”) if and when such claims become allowed
•	Reissue voided distributions on a periodic basis, as necessary

Annual Tax Reporting (Forms 1099 and 1042)

•	Prepare detailed distribution reports to assist with annual tax reporting
•	Coordinate annual tax reporting and applicable timing with tax advisors
•	Assist with tracking down updated addresses for returned tax forms
•	Research and respond to various distribution related tax authority inquiries

Maintain Claims Distribution Hotline/Website Information

•	Provide periodic updates regarding distribution for website publication
•	Research and respond to creditor inquiries regarding distributions, withholding taxes, address updates, etc.

DCR

•	Maintain and reconcile DCR account at the claim level on a monthly basis
•	Periodic review of balances to determine if excess is available for distribution back to the company
•	Coordinate all transfers in and out of the account for distribution to creditors or to the company

CLAIMS RECONCILIATION AND RESOLUTION

Claims Reconciliation

•	Manage all open claims and coordinate actions to be taken on remaining open claims
•	Review all new claims that are filed and reconcile with company’s records and previous court actions related to the creditor
•	Assist counsel with document and research requests related to open claims
•	Prepare exhibit files for objections and stipulations
•	Review and comment on objections and stipulations provided by counsel based on reconciliation with claims database
•	Reconcile court orders to claims register and resolve related issues with claims agent

Claims Database

•	Obtain periodic updates from the claims agent reflecting recent court updates and claims register changes
•	Periodically update information in the claims database as changes in status occur and new claims are filed
•	Provide periodic reporting regarding the status of claims to management, BOD, accounting, tax, etc.

Closing out of Claims Register/DCR

•	Upon final resolution of all claims, perform a one-time reconciliation with claims agent to ensure that the claims database is in agreement with the official claims register
•	Obtain copy of final claims register from the claims register once reconciliation is complete and all issues are resolved.
•	Assist claims agent with filing final claims register with the court.
•	Prepare final reporting from the claims database and provide to the company along with final claims register from the claims agent.
•	Make final distribution from the DCR to the distribution account and the company, as required
•	Close DCR bank account
•	Coordinate formal closing of the trust and final tax reporting with tax advisors

PERIODIC REPORTING / US TRUSTEE FEES

Monthly Operating Reports/Form 26

•	Prepare and file final monthly operating reports, as necessary
•	Prepare monthly reporting packages for the UCC and other Creditor Groups, as necessary

Quarterly Status Reports

•	Prepare quarterly status reports and coordinate submission of reports with counsel
•	Provide distribution information as required in the report
•	Provide other case wind down information as required in the report

US Trustee Fees

•	Prepare monthly report of cash disbursements by debtor
•	Prepare quarterly report consolidating the three months of cash expenditures by debtor
•	Calculate US Trustee fees for the quarter
•	Prepare remittance advice and coordinate payment with the Company
•	Maintain records and proof of mailing for each quarter’s payment
•	Reconcile statements provided by the US Trustee’s office
•	Contact the US Trustee and resolve any discrepancies in fee calculations

SOURCES / USES CASH

Oversight and reconciliation of distribution of the monies held in the Sources/Uses Cash Account

•	Segregate sources/uses cash into a separate account to be used to find only those specific items included on the list
•	Establish and maintain list of items funded into account
•	Establish procedures with the company to request funding from this account for items on the list
•	Review and approve requests to transfer funds to cover expenses provided for on the list
•	Monthly reconciliation of account balance to list
•	Monthly tracking of estimates to actuals for all items on the list

Track Professional Fees

•	Prepare tracking list of all expected professional fees from estimates and related agreements
•	Review and approve professional fees as bills are submitted and update tracking list
•	Monthly review of bills submitted to remaining estimates to determine sufficiency of reserves
•	Contact professionals to resolve any discrepancies or billing issues

CLOSING OF THE CASE

Track and Maintain Closing Issues List

•	Establish and maintain a closing issues list with all conditions precedent to closing the case
•	Assign responsibility and estimated timing for each item on the list
•	Coordinate with all involved and update the list on a monthly basis, identifying issues related to the estimated timing and execution of items on the list

Motion for Final Decree

•	Coordinate with counsel on all items that need to be covered in the filing
•	Establish responsibilities for drafting the various required sections
•	Provide any needed schedules/reports to be included with the filing

TRANSITIONAL WORK

•	Asbestos claim tracking and case reconciliations
•	Entity dissolutions
•	Legal back-up support
•	Litigation tracking
•	Contact database support and finalization post emergence
•	Resolution changes and post emergence D&O finalization
•	Closing of offices and transition of financial/accounting responsibilities and books/records
•	WARN tracking through final employee reduction in force efforts
•	NEIP II tracking and supporting documentation
•	Execution of post-emergence proposed cash movements and related payment/cash receipt processes
•	Review and update cash account signatories and treasury approval processes
•	10-Q/10-K/8-K review and comment
•	Sarbanes-Oxley compliance review and comment

•	Registration statement and related pro forma review and comment
•	Exit financing covenant and restriction compliance review and comment
•	Exit financing quarterly and annual reporting review and comment
•	Forgiveness of intercompany accounts project review and comment
•	Reconciliation of subsidiary investment accounts project review and comment
•	Monthly reporting package for BOD review and comment
•	Support and complete document retention for period of the bankruptcy work
•	Oversight of establishing new employee equity plan
•	Coordinate of employee related matters for new agreements for executive team members
•	Finalize reduction in force initiatives with outsourcing transition
•	Support 2015 benefit design packages and implementation thereof

Litigation Support

•	Assist with document production and discovery requirements with respect to class action lawsuits
•	Assist with respect to management of the Proskauer litigation and the management of discovery in the case.

Attachment – As stated

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which Greylock Partners will provide the Services to Overseas Shipholding Group, Inc. ( “OSG” ) as set forth within the letter of engagement dated as of August 6, 2014. The Engagement letter and the Standard Terms and Conditions (collectively the “Engagement Contract”) form the entire agreement between Greylock Partners and OSG relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.	Reports and Advice

1.1           Use and purpose of advice and reports – Any advice given or report issued by Greylock Partners, other than any report Greylock Partners must file publicly as required by law, is provided for OSG’s use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law or as provided in the preceding sentence, OSG shall not provide any advice given or report issued by Greylock Partners to any third party (other than OSG’s advisors, consultants and agents), without Greylock Partners’ prior written consent. In no event, regardless of whether consent has been provided, shall Greylock Partners assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.	Information and Assistance

2.1           Provision of information and assistance – Greylock Partner’s performance of the Services is dependent upon timely and complete access to such information and assistance as Greylock Partners may reasonably require from time to time.

2.2           No assurance on financial data – While Greylock Partners work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. OSG or its other consultants will be responsible for any and all financial information provided to Greylock Partners during the course of this Engagement, and Greylock Partners will not examine or compile or verify any such financial information. Moreover, the circumstances of the Engagement may cause Greylock Partners advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period. Accordingly, as part of this Engagement, Greylock Partners will not express any opinion or other form of assurance on financial information provided by OSG.

2.3           Prospective financial information – In the event the Services involve prospective financial information, Greylock Partners work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and Greylock Partners will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Greylock Partners will take no responsibility for the achievability of results or events projected or anticipated by OSG’s management.

3.	Additional Services

3.1           Responsibility for other parties – Greylock Partners is not responsible for the work and fees of any other party engaged by, or affiliated with, OSG to provide services in connection with the Engagement, provided that Greylock Partners shall be responsible for any of its officers, employees and independent contractors employed by it. Except as provided in this Engagement Contract, Greylock Partners shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, investment banking, regulatory, accounting or taxation matters.

4.	Confidentiality

For purposes of this Section 4, “Information” means all non-public, confidential or proprietary materials and information relating to the respective businesses and operations of OSG, whether owned by it or third parties, that is disclosed by OSG or its representatives or is acquired in the course of discussions or investigations, in whatever form provided, and includes, without limitation: (a) financial, accounting and tax information; (b) business plans, products and services, marketing and sales information, customer lists, volumes and pricing information; (c) purchasing information; (d) employee lists, policies and files; (d) trade secrets, operating and training procedures, production processes, research and development data, samples, test results, formulas, designs, specifications, know-how, inventions and ideas, improvements, discoveries, software (including passwords and source and object code), database technologies, and any other intellectual property and other technical information; (e) all agreements and transaction information; (f) all notes, summaries, studies, analyses and other material that are prepared by Greylock Partners or its representatives and contain or are generated from Information.

“Information” does not include information that: (i) is or becomes generally known by or available to the public other than as a result of a disclosure by Greylock Partners or its representatives in breach of this Engagement Contract; (ii) Greylock Partners can show, by competent evidence, was known to it or any of its representatives on a non-confidential basis prior to disclosure thereof to Greylock Partners or its representatives; (iii) becomes available to Greylock Partners or any of its representatives on a non-confidential basis from a source other than OSG or its representatives, provided that such source is not known to Greylock Partners or such representative to be subject to any prohibition against transmitting such information to it; or (iv) is independently developed by Greylock Partners or any of its representatives without reliance on the Information.

4.1          Use and Disclosure Restrictions – Greylock Partners acknowledges that all Information is valuable and confidential to OSG, remains its respective property and will be kept by Greylock Partners and its representatives and agents in strict confidence. Greylock Partners will only use or copy the Information for the purpose of performing the Services under this Engagement Contract. Greylock Partners will not, directly or indirectly, disclose Information to any person, except (a) on a confidential basis to its agents and representatives who need to know such Information for performing the Services under this Engagement Contract, (b) as specifically consented to in writing by the OSG or (c) as required by law (but subject, in the case of clause (c), to 4.2 below). Greylock Partners will exercise reasonable care to preserve the confidentiality of the Information and will employ at least the same safeguards as it uses to protect its own confidential information of a similar nature. Greylock Partners will not modify, disassemble, decompile or otherwise reverse engineer the Information. Greylock Partners will be responsible for all uses, copying and disclosures of Information by its representatives and agents. Greylock Partners acknowledges and agrees that a breach of the confidentiality provision shall irreparable harm to the Company and that remedies at law may be inadequate to redress any such breach, and therefore Greylock Partners acknowledges and agrees that the Company will be entitled to injunctive or similar equitable remedy against Greylock Partners and Greylock Partners will not take any action to oppose or hinder the Company in obtaining such relief.

Except as required by law, or as publicly available or permitted by the Engagement Contract, Greylock Partners will not, and will direct its representatives and agents not to, disclose to any person, other than those persons engaged by OSG, the Engagement, that any discussions or negotiations are taking place concerning the Project or any of the terms, conditions or other facts with respect to the Project, including the status thereof.

4.2          Legally Required Disclosure – If Greylock Partners or any of its representatives or agents becomes legally compelled (whether by law, rule, regulation, subpoena or similar court or other lawful process) to disclose Information, Greylock Partners will promptly notify OSG so that OSG may (but it need not) seek a protective order or other appropriate remedy, with Greylock Partners’ cooperation, or waive compliance with the provisions of this Engagement Contract. In any event, Greylock Partners and its representatives will furnish only that portion of the Information which, based on written advice of legal counsel, it believes is legally required and will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Information.

4.3          Return and Destruction of Materials – Promptly after OSG’s request at any time and upon termination or expiration of this Engagement Contract, Greylock Partners will return all Information consisting of original documents received from OSG or its representatives and it will destroy all other Information that is in tangible form and is in its or its representatives’ and agents’ possession, without retaining copies. Promptly after OSG’s request, Greylock Partners will certify such return or destruction in writing.

4.4          No Right Granted – Nothing in this Agreement is intended to grant to Greylock Partners or any of its representatives any intellectual property right or license or any other rights or interest for, in or to the Information except to the extent such intellectual property or license is owned by or in the name of Greylock Partners.

4.5          Disclosing Confidential Information – Notwithstanding the above, either party will be entitled to disclose confidential information of the other to a third party to the extent that such third party is subject to a confidentiality agreement (or such other arrangement acceptable to OSG) with OSG to protect confidential information, or (subject to 4.2 above) such disclosure is required by valid legal process or by order of court of competent jurisdiction, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 5 business days’ notice in writing is first given to the other party.

5.	Termination

5.1           Termination of Engagement – Either party may terminate the Engagement Contract upon 30 days notice.

5.2           Continuation of terms – The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract and are intended to survive such termination or expiration shall continue to bind all parties, provided, however, that Greylock Partners shall be entitled to compensation, as set forth in the Engagement Contract, only up to and through the date on which Greylock Partners resigns, or is terminated by OSG.

6.             Indemnification; Limitation of Liability – You agree to indemnify and hold harmless Greylock Partners and its partners, directors, officers, independent consultants, employees, consultants, agents or representatives (collectively “Representatives”) against any loss, cost, expense, or liability, including attorney fees and costs (collectively “Liability”) related to the provision of the Services under the Engagement Contract, except to the extent such Liability is determined by final nonappealable order of a court of competent jurisdiction to have resulted from the gross negligence, fraud or reckless, intentional or willful misconduct of Greylock Partners or its Representatives. In no event shall either party be liable for consequential, indirect or punitive damages, incidental damages, damages for lost profits or opportunities or other like damages or claims of any kind and further, the maximum liability of Greylock Partners hereunder, other than circumstances determined by final non-appealable order of a court of competent jurisdiction to be fraud, reckless, intentional or willful misconduct, shall be the amount of fees paid to Greylock Partners. In circumstances where any limitation on damages or indemnification provision hereunder is unavailable, the aggregate liability of Greylock Partners for any claim shall not exceed an amount that is proportional to the relative fault that the conduct of Greylock Partners bears to all other conduct giving rise to such claim. Neither party may settle or compromise any liability for which indemnity may be sought hereunder without the prior consent of the other party which shall not be unreasonably withheld.

7.             Governing Law and Jurisdiction – The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. The parties agree that any such dispute shall be heard and resolved in a state or federal court or competent jurisdiction located in the State of New York (New York County). It is understood and agreed that no failure or delay by OSG in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege hereunder.

Confirmation of Standard Terms and Conditions

We agree to engage Greylock Partners, LLC upon the terms and conditions set forth herein.

Overseas Shipholding Group, Inc.

By: /s/ John J. Ray III

Date: September 12 , 2014